Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2003, except as to Note 16, which is as of April 23, 2003 relating to the financial statements of Wind River Systems, Inc., which appears in Wind River Systems Inc.’s Annual Report on Form 10-K for the year ended January 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 22, 2004